Exhibit 99.1

3750 Torrey View Ct
San Diego, CA 92130
www.carefusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media: Kristen Cardillo (858) 617-2317 kristen.cardillo@carefusion.com	Investors: Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com

CAREFUSION REPORTS SECOND QUARTER FISCAL 2015 RESULTS

•	Revenue increased 16 percent to $1.07 billion

•	GAAP diluted earnings per share (EPS) from continuing operations totaled $0.83 and increased 83 percent from the prior year period to $0.99 on an adjusted basis

•	Planned merger with Becton, Dickinson and Company (BD) expected to close by March 31

SAN DIEGO, Feb. 5, 2015 - CareFusion Corp. (NYSE: CFN), a leading, global medical technology company, today reported financial results for its fiscal second quarter, growing revenue in every business line and major geography and increasing adjusted EPS by 83 percent from the prior year period.
“Our team remained disciplined in their execution and saw the benefit from investments we’ve made during the past four years, with record quarterly results across the company,” said Kieran T. Gallahue, chairman and CEO. “In what will likely be the last reported quarter before our merger with BD, we have good momentum in all businesses, our customers see clear value in what we offer today and we have an even stronger vision for the future as part of BD.
“Results in the Medical Systems segment were again highlighted by the strength of our medication management offering, anchored by another quarter of strong committed contracts for our industry leading Pyxis® dispensing technologies and Alaris® infusion systems. In the Procedural Solutions segment, we continued to grow faster than the market due to the strength of our clinically differentiated products and the impact of our Vital Signs acquisition. Outside the U.S. - where we have been actively refining our offerings and go-to-market models -- we recorded double-digit revenue growth in Europe, Asia, Canada and Latin America.

“I want to thank CareFusion employees around the world for the results they deliver every day for customers and patients. We have built a unique company, and I know I speak for our entire leadership team when I say how proud we have been to work alongside such a dedicated group of individuals.”
On Oct. 5, 2014, CareFusion and BD announced a definitive agreement under which BD will acquire CareFusion in a cash and stock offer valued at more than $12 billion. The transaction is expected to close by March 31.

Second Quarter Results
For the quarter ended Dec. 31, 2014, consolidated revenue grew 16 percent to $1.07 billion compared to $922 million in the second quarter of fiscal year 2014, an 18 percent increase in constant currency. Growth in every business line and the impact of the Vital Signs acquisition contributed to strong revenue during the quarter.
Gross profit increased 15 percent from the prior year period to $535 million, with gross margins declining 50 basis points to 50 percent primarily due to expected changes in product mix associated with the acquisition of Vital Signs and installation costs for capital equipment. These pressures offset gross margin improvements from the Infusion Systems business line.

Operating income was $178 million, up 17 percent from $152 million in the prior year period. Excluding nonrecurring items, adjusted operating income grew 27 percent to $229 million.

Operating expenses totaled $360 million. Excluding nonrecurring items, adjusted operating expenses were $309 million, an increase of 7 percent over the prior year period, primarily driven by acquired selling, general and administrative costs from the Vital Signs acquisition and an increase in the accrual for incentive compensation.

The company reported net income of $173 million, or $0.83 per diluted share. Adjusted net income increased 78 percent from the prior year period to $206 million, or $0.99 per diluted share. As previously disclosed, CareFusion settled a tax audit with the Internal Revenue Service during the second quarter that had a positive impact on adjusted EPS for the quarter.

Medical Systems
Second quarter revenue for the Medical Systems segment was $645 million, a 10 percent increase from the prior year period on a reported basis, led by strong growth in all three business lines. The quarter was highlighted by growth in the Dispensing Technologies and Infusion Systems business lines where the CareFusion medication management offering continues to gain momentum with U.S. hospitals. In addition, the segment grew capital equipment sales in all major sales regions outside the U.S.
Segment profit for the quarter increased 15 percent to $125 million from $109 million in the prior year period. Adjusted segment profit increased 16 percent to $144 million.

Procedural Solutions
Second quarter revenue for the Procedural Solutions segment was $424 million, a 27 percent increase from the prior year period on a reported basis, driven by growth in all three business lines and the addition of the Vital Signs products to CareFusion’s Specialty Disposables portfolio. Excluding the impact of acquisitions and planned discontinuation of certain contract manufacturing revenue, segment revenue increased 8 percent during the quarter led by growth of the company’s clinically differentiated products.
Segment profit increased 23 percent to $53 million from $43 million in the prior year period. On an adjusted basis, second quarter segment profit grew 49 percent to $85 million.

Six-Month Results
For the first six months of fiscal 2015, revenue increased 14 percent to $1.99 billion compared to $1.75 billion in the first half of fiscal 2014. Operating income totaled $304 million and income from continuing operations was $249 million, or $1.20 per diluted share. Adjusted operating income grew 22 percent to $395 million compared to $323 million in the first half of the prior year, with adjusted EPS growing 53 percent to $1.50 per diluted share.
Operating expenses in the first six months totaled $693 million, or $604 million on an adjusted basis.
Segment results for the six months ended Dec. 31, 2014 and 2013 are as follows:

Medical Systems	1H FY15	1H FY14	Y/Y
Revenue	$1,173 million	$1,111 million	6%
Segment Profit	$209 million	$183 million	14%
Adjusted Segment Profit	$242 million	$214 million	13%

Procedural Solutions	1H FY15	1H FY14	Y/Y
Revenue	$818 million	$641million	28%
Segment Profit	$95 million	$85 million	12%
Adjusted Segment Profit	$153 million	$109 million	40%
Recent Highlights
Additional second quarter and recent highlights include:

•
Approval by CareFusion stockholders of the merger with BD by voting a majority of outstanding shares in favor of the transaction at a special meeting held Jan. 21. The companies received clearance in November from U.S. antitrust authorities, leaving antitrust approval in the European Union as the primary remaining closing condition.

•
Expanding CareFusion’s industry leading medication management offering with the introduction of new products and partnerships at the 49th annual American Society of Health-system Pharmacists (ASHP) Midyear Clinical Meeting and Exhibition in December. These introductions included the new Pyxis® Mini system for use in outpatient settings such as ambulatory care centers; a relationship with Medacist to offer its RxAuditor anti-diversion software with the CareFusion Knowledge Portal; and a relationship with Kit Check to help enable medication tracking for kits and trays in the central pharmacy and operating room through radio-frequency identification (RFID) technology.

•
Strong performance outside of the U.S., with double-digit revenue growth in Europe, Asia, Canada and Latin America, led by infusion capital sales, clinically differentiated products and contributions from the Vital Signs acquisition.

Conference Call and Outlook
Given the announcement that CareFusion and BD have entered into a definitive merger agreement, CareFusion will no longer hold conference calls for quarterly earnings or update its financial guidance.
About CareFusion Corporation
CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve the safety and quality of care. The company develops industry-leading technologies including Alaris® infusion pumps and IV sets, MaxPlus® and MaxZero™ IV connectors and sets, Pyxis® automated dispensing and patient identification systems, AVEA®, LTV® series and AirLife® ventilation and respiratory products, ChloraPrep® products, MedMined® services for data mining surveillance, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine. CareFusion employs approximately 16,000 people across its global operations. More information may be found at www.carefusion.com.
Use of Non-GAAP Financial Measures by CareFusion Corporation

This CareFusion news release and the information contained herein present non-GAAP financial measures that exclude certain amounts, as follows: “adjusted segment profit” and “adjusted operating expenses,” which exclude amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges; “adjusted operating income” and “adjusted operating margin,” which exclude amortization of acquired intangibles, nonrecurring restructuring and acquisition integration charges, and inventory valuation step-up charges from acquisitions; and “adjusted net income,” “adjusted diluted earnings per share” and “adjusted effective tax rate,” which exclude the amortization of acquired intangibles, nonrecurring restructuring and acquisition integration charges, inventory valuation step-up charges from acquisitions and nonrecurring tax items. The most directly comparable GAAP financial measures for these non-GAAP financial measures are segment profit, operating expenses, operating income, operating margin, net income, diluted earnings per share and effective tax rate. The company has included below unaudited adjusted financial information for the quarters ended Dec. 31, 2014 and 2013, which includes a reconciliation of GAAP to non-GAAP financial measures.

The company’s management uses these non-GAAP financial measures to evaluate the company’s performance and provides them to investors as a supplement to the company’s reported results, as they believe this information provides additional insight into the company’s operating performance by disregarding certain nonrecurring items. These non-GAAP financial measures should not be considered in isolation, as a substitute for, or as superior to, financial measures calculated in accordance with GAAP, and the company’s financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. While the types of items and charges excluded from the company’s non-GAAP financial measures may occur in the future, the company’s management believes that they are not reflective of the day-to-day offering of its products and services and relate more to strategic, multi-year corporate actions, without predictable trends, or discrete and unusual or infrequent transactions that are not indicative of future operations or business trends.

Cautions Concerning Forward-looking Statements
This news release and information contained within include certain estimates and other forward-looking statements (as defined under Federal securities laws).  Forward looking statements generally are accompanied by words such as “will”, "expect", "outlook" or other similar words, phrases or expressions.  These forward-looking statements include statements regarding the anticipated benefits of the proposed combination with BD, the expected timing of completion of the transaction with BD, and other statements that are not historical facts.  Statements regarding the proposed transaction with BD are based on the current expectations and are not predictions of actual performance.  These statements are subject to a number of risks and uncertainties regarding BD and CareFusion’s respective businesses and the proposed acquisition, and actual results may differ materially.  These risks and uncertainties include, but are not limited to, the ability of the parties to successfully close the proposed acquisition, including the risk that the required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the transaction; risks relating to the integration of CareFusion’s operations, products and employees into BD and the possibility that the anticipated synergies and other benefits of the proposed acquisition will not be realized or will not be realized within the expected timeframe; the outcome of any legal proceedings related to the proposed merger; access to available financing for the refinancing of BD’s or CareFusion’s debt on a timely basis and reasonable terms; the ability to market and sell CareFusion’s products in new markets, including the ability to obtain necessary regulatory product registrations and clearances; the loss of key senior management or other associates; the anticipated demand for BD’s and CareFusion’s products, including the risk of future reductions in government healthcare funding, changes in reimbursement rates or changes in healthcare practices that could result in lower utilization rates or pricing pressures; the impact of competition in the medical device industry; the risks of fluctuations in interest or foreign currency exchange rates; product liability claims; difficulties inherent in product development, including the timing or outcome of product development efforts, the ability to obtain regulatory approvals and clearances and the timing and market success of product launches; risks relating to fluctuations in the cost and availability of raw materials and other sourced products and the ability to maintain favorable supplier arrangements and relationships; successful compliance with governmental regulations applicable to BD, CareFusion and the combined company; changes in regional, national or foreign economic conditions; uncertainties of litigation, as well as other factors discussed in BD’s and CareFusion’s respective filings with the Securities Exchange Commission.  In addition, other statements that are not historical facts are subject to additional risks and uncertainties, the most significant of which are described in CareFusion’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: we may be unable to effectively enhance our existing products or introduce and market new products or may fail to keep pace with advances in technology; we are subject to complex and costly regulation; cost containment efforts of our customers, purchasing groups, third-party payers and governmental organizations could adversely affect our sales and profitability; current economic conditions have and may continue to adversely affect our results of operations and financial condition. The CareFusion news release and the information contained herein reflect management’s views as of February 5, 2015. Except to the limited extent required by applicable law, CareFusion undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Quarters Ended December 31,		Six Months Ended December 31,
(in millions, except per share amounts)	2014	2013	2014	2013
Revenue	$1,069	$922	$1,991	1,752
Cost of Products Sold	534	456	999	863
Gross Profit	535	466	992	889
Selling, General and Administrative Expenses	279	257	544	505
Research and Development Expenses	49	47	98	95
Restructuring and Acquisition Integration Charges	32	10	51	21
Share of Net (Earnings) Loss of Equity Method Investee	(3)	—	(5)	—
Operating Income	178	152	304	268
Interest Expense and Other, Net	26	21	54	41
Income Before Income Tax	152	131	250	227
Provision (Benefit) for Income Tax	(21)	34	1	52
Net Income	$173	$97	$249	$175
Per Share Amounts:[1]
Basic Earnings per Common Share:
Basic Earnings per Common Share	$0.85	$0.46	$1.22	$0.83
Diluted Earnings per Common Share:
Diluted Earnings per Common Share	$0.83	$0.45	$1.20	$0.81
Weighted-Average Number of Common Shares Outstanding:
Basic	204.1	210.5	204.1	212.2
Diluted	207.3	213.7	207.2	215.5
Adjusted Financial Measures:[2]
Gross Profit	$535	$469	$994	$892
Gross Margin[3]	50.0%	50.9%	49.9%	50.9%
Operating Expenses	$309	$288	$604	$569
Operating Income	$229	$181	$395	$323
Operating Margin[3]	21.4%	19.6%	19.8%	18.4%
Net Income	$206	$116	$310	$212
Diluted EPS[1]	$0.99	$0.54	$1.50	$0.98
Effective Tax Rate	-1.8%	27.3%	9.1%	24.8%

[1] Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented. Due to rounding, numbers presented throughout this and other documents may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

[2] Adjusted financial measures are non-GAAP measures that exclude amortization of acquired intangibles, as well as nonrecurring restructuring and acquisition integration charges and nonrecurring tax items, as discussed above under Use of Non-GAAP Financial Measures. Commencing with the quarter ended December 31, 2013, the company began excluding from its adjusted results inventory valuation step-up charges from acquisitions. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.  For the quarter and six months ended December 31, 2014, restructuring and acquisition integration charges include costs associated with the company's proposed merger with Becton, Dickinson and Company. Additional information and a reconciliation of the adjusted financial measures to comparable GAAP measures can be found in the Reconciliation of Non-GAAP Financial Measures included in the pages that follow.

[3] Adjusted gross margin and adjusted operating margin reflect adjusted gross profit and adjusted operating income, in each case divided by revenue. The Reconciliation of Non-GAAP Financial Measures included in the pages that follow present a reconciliation of adjusted gross profit and adjusted operating income from which adjusted gross margin and adjusted operating margin are derived.

CAREFUSION CORPORATION
SEGMENT AND SELECT BUSINESS LINE REVENUES
(UNAUDITED)

	Quarters Ended December 31,			Six Months Ended December 31,
(in millions)	2014	2013	Percent Change	2014	2013	Percent Change
Medical Systems
Dispensing Technologies	$264	$236	12%	$489	$447	9%
Infusion Systems	269	247	9%	482	466	3%
Respiratory Technologies	106	96	10%	191	184	4%
Other	6	8	(25)%	11	14	(21)%
Total Medical Systems	$645	$587	10%	$1,173	$1,111	6%
Procedural Solutions
Infection Prevention	$180	$168	7%	$347	$317	9%
Medical Specialties	96	89	8%	187	178	5%
Specialty Disposables	148	78	90%	284	146	95%
Total Procedural Solutions	$424	$335	27%	$818	$641	28%
Total CareFusion	$1,069	$922	16%	$1,991	$1,752	14%

CAREFUSION CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Financial Data:
	Segment Profit
(in millions, except per share amounts)	Medical Systems	Procedural Solutions	Gross Profit	SG&A Expenses	Operating Expenses[4]	Operating Income[5]	Net Income[6]	Diluted EPS[7]
Quarter Ended December 31, 2014
GAAP	$125	$53	$535	$279	$360	$178	$173	$0.83
Restructuring and Acquisition Integration[1]	11	21	—	—	(32)	32	21	0.10
Amortization of Acquired Intangibles[2]	8	11	—	(19)	(19)	19	12	0.06
Adjusted	$144	$85	$535	$260	$309	$229	$206	$0.99
Six Months Ended December 31, 2014
GAAP	$209	$95	$992	$544	$693	$304	$249	$1.20
Restructuring and Acquisition Integration[1]	18	33	—	—	(51)	51	36	0.17
Amortization of Acquired Intangibles[2]	15	23	—	(38)	(38)	38	24	0.12
Step-up of Acquired Inventory[3]	—	2	2	—	—	2	1	0.01
Adjusted	$242	$153	$994	$506	$604	$395	$310	$1.50
Quarter Ended December 31, 2013
GAAP	$109	$43	$466	$257	$314	$152	$97	$0.45
Restructuring and Acquisition Integration[1]	6	4	—	—	(10)	10	7	0.03
Amortization of Acquired Intangibles[2]	$9	$7	$—	$(16)	$(16)	16	$10	$0.05
Step-up of Acquired Inventory[3]	—	3	3	—	—	3	2	0.01
Adjusted	$124	$57	$469	$241	$288	$181	$116	$0.54
Six Months Ended December 31, 2013
GAAP	$183	$85	$889	$505	$621	$268	$175	$0.81
Restructuring and Acquisition Integration[1]	13	8	—	—	(21)	21	15	0.07
Amortization of Acquired Intangibles[2]	18	13	—	(31)	(31)	31	20	0.09
Step-up of Acquired Inventory[3]	—	3	3	—	—	3	2	0.01
Adjusted	$214	$109	$892	$474	$569	$323	$212	$0.98
____________
[1] For the quarter and six months ended December 31, 2014, restructuring and acquisition integration charges primarily relate to transaction costs, integration planning expenses and other charges associated with the company’s proposed merger with Becton, Dickinson and Company.  For prior periods, restructuring and acquisition integration charges include nonrecurring expenses associated with rationalizing headcount and aligning operations, as well as costs associated with integrating acquired businesses.

[2] Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.

[3] Step-up of acquired inventory relates to the non-cash expenses associated with inventory valuation step-up charges from acquisitions. In connection with acquisition transactions, the company acquires inventory that is recorded at fair value at the time of the acquisition. As the fair value of acquired finished goods inventory is recorded at the anticipated customer sales price less cost to sell, which is generally higher than the historical carrying value, the company must record a charge equal to the difference between the fair value and historical carrying value as the underlying product is sold.  The company began excluding from its adjusted results inventory valuation step-up charges from acquisitions during the quarter ended December 31, 2013, as the company does not believe such non-cash charges are reflective of ongoing operating results. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.

[4] Operating expenses consist of selling, general and administrative, research and development, restructuring and acquisition integration expenses. Includes integration costs related to the proposed merger with Becton, Dickinson and Company for the quarter and six months ended December 31, 2014.

[5] Operating income includes CareFusion's share of net earnings/loss from equity method investee.

[6] Net income is presented net of tax effect. Additional information about nonrecurring tax items related to nonrecurring expenses and the impact on the effective tax rate is included in the Reconciliation of the Adjusted Effective Tax Rate on the following page.

[7] Earnings per share calculations are performed separately for each component presented. Therefore, the sum of the per share components from the table may not equal the per share amounts presented. Due to rounding, numbers presented throughout this and other documents may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

CAREFUSION CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Adjusted Effective Tax Rate:
(in millions)	GAAP	Nonrecurring Items[1]	Inventory Step-Up2	Amortization of Acquired Intangibles[3]	Adjusted[4]
Quarter Ended December 31, 2014
Income Before Income Tax	$152	$32	$—	$19	$203
Provision for Income Tax	$(21)	$11	$—	$7	$(3)
Effective Tax Rate[5]	-14.1%	34.4%	—%	34.5%	-1.8%
Six Months Ended December 31, 2014
Income Before Income Tax	$250	$51	$2	$38	$341
Provision for Income Tax	$1	$15	$1	$14	$31
Effective Tax Rate[5]	0.4%	29.4%	37.6%	34.5%	9.1%
Quarter Ended December 31, 2013
Income Before Income Tax	$131	$10	$3	$16	$160
Provision for Income Tax	$34	$3	$1	$6	$44
Effective Tax Rate[5]	26.0%	30.0%	30.0%	34.2%	27.3%
Six Months Ended December 31, 2013
Income Before Income Tax	$227	$21	$3	$31	$282
Provision for Income Tax	$52	$6	$1	$11	$70
Effective Tax Rate[5]	22.8%	28.6%	30.0%	34.2%	24.8%

[1] Reflects nonrecurring charges primarily related to nonrecurring restructuring and acquisition integration charges, and nonrecurring income tax items. Includes integration costs related to the proposed merger with Becton, Dickinson and Company for the quarter and six months ended December 31, 2014.

[2] Step-up of acquired inventory relates to the non-cash expenses associated with inventory step-up charges from acquisitions. The company began excluding inventory valuation step-up charges from acquisitions during the quarter ended December 31, 2013. Financial information for historical periods has not been revised to reflect the exclusion of such inventory step-up charges, as the amounts were immaterial.

[3] Amortization of acquired intangibles relate to the non-cash expenses associated with amortization of identifiable intangible assets of acquired businesses.

[4] Adjusted financial information reflects GAAP results adjusted on a non-GAAP basis to exclude nonrecurring items, amortization of acquired intangibles, inventory valuation step-up charges, and nonrecurring income tax items noted above.

[5] Effective tax rate calculations are performed based on whole dollar amounts, and therefore may not equal the calculations based on amounts rounded in millions presented in the table above.

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except per share data)	December 31, 2014	June 30, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,846	$2,303
Trade Receivables, Net	517	574
Current Portion of Net Investment in Sales-Type Leases	228	290
Inventories, Net	503	441
Prepaid Expenses	34	29
Other Current Assets	147	84
Total Current Assets	3,275	3,721
Property and Equipment, Net	435	448
Net Investment in Sales-Type Leases, Less Current Portion	1,009	970
Goodwill	3,312	3,311
Intangible Assets, Net	972	1,016
Investments in Unconsolidated Entities	104	99
Other Assets	91	90
Total Assets	$9,198	$9,655
LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$4	$454
Accounts Payable	177	206
Deferred Revenue	100	95
Accrued Compensation and Benefits	168	194
Other Accrued Liabilities	244	246
Total Current Liabilities	693	1,195
Long-Term Obligations, Less Current Portion	1,988	1,990
Deferred Income Taxes	610	607
Other Liabilities	400	473
Total Liabilities	3,691	4,265
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued – None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued – 236.6 and 234.5 shares at December 31, 2014 and June 30, 2014, respectively	2	2
Treasury Stock, at cost, 32.4 and 30.1 shares at December 31, 2014 and June 30, 2014, respectively	(1,185)	(1,082)
Additional Paid-In Capital	5,111	5,048
Retained Earnings	1,714	1,465
Accumulated Other Comprehensive Loss	(135)	(43)
Total Stockholders’ Equity	5,507	5,390
Total Liabilities and Stockholders’ Equity	$9,198	$9,655

CAREFUSION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Six Months Ended December 31,
(in millions)	2014	2013
Cash and Cash Equivalents at July 1	$2,303	$1,798
Cash Flows from Operating Activities:
Net Income	249	175
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	99	93
Other Non-Cash Items	52	56
Change in Operating Assets and Liabilities, Excluding Impact of Acquired Assets and Assumed Liabilities:
Trade Receivables	53	15
Inventories	(60)	(9)
Net Investment in Sales-Type Leases	22	59
Accounts Payable	(30)	(13)
Other Accrued Liabilities and Operating Items, Net	(179)	(79)
Net Cash Provided by Operating Activities	206	297
Cash Flows from Investing Activities:
Cash Paid for Acquisitions, Net of Cash Received	(37)	(501)
Additions to Property and Equipment	(49)	(37)
Other Investing Activities	(4)	(1)
Net Cash Used in Investing Activities	(90)	(539)
Cash Flows from Financing Activities:
Repayment of Long-Term Obligations	(452)	(1)
Share Repurchase Programs	(111)	(301)
Proceeds from Stock Option Exercises	34	51
Other Financing Activities	(2)	(8)
Net Cash Used in Financing Activities	(531)	(259)
Net Effect of Exchange Rate Changes on Cash	(42)	12
Net Decrease in Cash and Cash Equivalents	(457)	(489)
Cash and Equivalents at December 31, attributable to Continuing Operations	$1,846	$1,309

Non-Cash Investing and Financing Activities
Asset Acquired by Entering into Capital Lease	$—	$4

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